INVESTMENT MANAGEMENT

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(m)(3)(A)(ii)

May 1, 2022

Voya Investors Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re: Reduction in Fee Payable under the Voya Investors Trust Fourth Amended and Restated Shareholder Service Plan

Ladies and Gentlemen:

By this letter dated May 1, 2022, we have agreed to waive the shareholder service fee payable to us under the Fourth Amended and Restated Shareholder Service Plan for Service Class Shares (the "Agreement") of Voya U.S. Stock Index Portfolio (the "Portfolio"), a series of Voya Investors Trust ("VIT"), in an amount equal to 0.01% of the average daily net assets attributable to Service Class Shares of the Portfolio, as if the shareholder service fee specified in the Agreement were 0.24%.

By this letter, we agree to waive this amount for the period from May 1, 2022 through May 1, 2023.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VIT.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2022

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Andrew K. Schlueter______________

Name: Andrew K. Schlueter

Title: Vice President

Voya Investments Distributor, LLC

ACCEPTED AND AGREED TO:

Voya Investors Trust

By: /s/ Kimberly A. Anderson_____

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized